Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Badurey S.A.	Uruguay
BD Travelsolution, S. de RL. de C.V.*	Mexico
BDTP Venture, Inc.*	Delaware, United States of America
Beda Transportation, Inc.*	Florida, United States of America
Beda Travel & Tours, Inc.*	Florida, United States of America
Beda Travel, Inc.*	Florida, United States of America
Click Hoteles.com, LLC*	Delaware, United States of America
Decolar.com Ltda.	Brazil
Decolar.com, Inc.	Delaware, United States of America
Despegar Colombia S.A.S.	Colombia
Despegar Ecuador S.A.	Ecuador
Despegar Servicios, S.A. de C.V.*	Mexico
Despegar.com Chile SpA.	Chile
Despegar.com México, S.A. de C.V.	Mexico
Despegar.com Perú S.A.C.	Peru
Despegar.com USA, Inc.	Delaware, United States of America
Despegar.com.ar S.A.	Argentina
DFinance Holding Ltda.	Brazil
Holidays S.A.	Uruguay
Jamiray International S.A.	Uruguay
Koin Administradora de Cartões e Meios de Pagamento S.A.	Brazil
Rivamor S.A.	Uruguay
Satylca S.C.A.	Uruguay
Servicios Online 3351 de Venezuela C.A.	Venezuela
South Net Chile, LTDA	Chile
South Net Travel, Inc.*	Florida, United States of America
South Net Turismo Colombia, S.A.	Colombia
South Net Turismo Perú S.R.L.*	Peru
South-Net Turismo Brasil, LTDA	Brazil
South-Net Turismo S.A.	Argentina
Tecnobelt S.A.*	Uruguay
Transporturist, S.A. de C.V.	Mexico
Travel Reservations S.R.L.	Uruguay
Viaceco Travel, S.A. de C.V.	Mexico
Viajes Beda, S.A. de C.V.	Mexico
Viajes Despegar.com O.N.L.I.N.E. S.A.	Costa Rica

*	In process of dissolution.